CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (“AGREEMENT”) is made as of the 8th day of October, 2004, by and between IN RETAIL FUND, L.L.C., a Delaware limited liability company (the “Company”), INLAND REAL ESTATE CORPORATION, a Maryland corporation (“Inland”), and THE NEW YORK STATE TEACHERS’ RETIREMENT SYSTEM (“NYSTRS”, and together with Inland, the “Members”).

RECITALS

A.        Reference is made to that certain Operating Agreement of the Company dated of even date herewith (the “Operating Agreement”) pursuant to which the sole members of the Company are the Members.  (Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Operating Agreement).

B.         Inland, directly, or through one or more affiliated entities, owns fee simple title to certain real property as more particularly described on Exhibit A attached hereto (collectively, the “Properties”).

C.                    The Members have formed the Company for the purpose of owning, operating, leasing, managing and maintaining certain parcels of real property as described in the Operating Agreement, including the Properties.

D.                    As contemplated under Sections 5.1 and 6.1 of the Operating Agreement, Inland is obligated to convey to the Company fee simple title and all appurtenant rights in and to or related to the Properties, any and all rights and entitlements, including without limitation, any held to develop, consent and operate the Properties, including, without limitation, rights arising under reciprocal easement agreements, development agreements and other agreements respecting the development, construction or use of the Properties, all rights of the landlord in, to or under any leases of the Properties, the improvements thereon, whether or not such leases shall have heretofore commenced or are to commence in the future and all rights of owner under any and all operating or service agreements benefiting the Properties.

E.         The Company intends to designate to Inland single member limited liability companies of which the Company is the sole member and manager for purposes of holding title to each of the Properties (collectively, the “Subsidiaries”, and each a “Subsidiary”).

F.         Inland, the Company and NYSTRS desire to enter into this Agreement for purposes of effectuating Sections 5.1 and 6.1 of the Operating Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and promises contained herein, the parties do hereby agree as follows:

1.         Contribution of Property.  Pursuant to, based upon and subject to (i) the Operating Agreement, (ii) the assumption of the Assumed Liabilities (as defined herein) by the Company and the applicable Subsidiary as provided in Section 2 and (iii) the terms and conditions herein set forth, Inland hereby agrees to contribute, convey and assign to the Subsidiaries from time to time hereafter, and Company, through its Subsidiaries, agrees to accept from Inland as consideration for the issuance of an ownership interest in the Company as set forth in and pursuant to the Operating Agreement, all of the following:

(a)        The land associated with the Properties, together with any and all appurtenant improvements, rights, interests, easements, tenements and estates (collectively, “Real Property”);

(b)        All tangible personal property owned, leased or licensed by Inland and located on or used exclusively in connection with the operation of the Real Property (collectively, the “Personal Property”);

(c)        All rights of Inland under leases listed on Schedule 1(c) hereto, including any amendments, modifications, or supplements thereto  (collectively, the “Leases”) together with all refundable and non-refundable security deposits;

(d)        All trade names owned by Inland used in connection with the Properties and all warranties, guarantees, licenses and other matters which are described more particularly in Schedule 1(d) hereto (collectively, the “Rights”);

(e)        All permits, licenses, approvals, development rights and other entitlements necessary, required or desirable for the use and operation of the Real Property and the development and construction thereof which are described more particularly in Schedule 1(e) hereto (collectively, the “Permits”);

(f)         All of Inland's rights under all agreements (collectively, the “Contracts”) other than the Leases, including all rights to contribution or indemnity, in effect with respect to the Properties; and

All Inland’s other rights, tangible or intangible, rebates, refunds (excluding tax refunds for 2002 and any prior periods) and the like, of or associated with the Properties whether now or hereafter accruing (collectively, the “General Intangibles”).  It is the intention of the parties that no such refunds, rebates or the like shall inure to Inland, but shall inure to the Company.

The date upon which each of the above is contributed to the Company with respect to any Property shall be referred to herein as the “Property Contribution Date” as to such Property.

2.         Assumption of Liabilities. On the terms contained in this Agreement or in the Operating Agreement, upon and after the Property Contribution Date applicable to any Property contributed by Inland to the Company, the Company and the applicable Subsidiary shall assume, and agrees to discharge and perform as and when due the following liabilities and obligations of Inland relating to the Property (collectively, the “Assumed Liabilities”): (a) that certain indebtedness related to the Property (including principal and interest payments and fees accruing after the applicable Property Contribution Date), and all obligations related thereto, of Inland pursuant to the loan agreements entered into between Inland and the lenders described on Exhibit A with respect to the applicable Property (collectively, the “Loan Documents”); (b) trade accounts payable related to the Property as of the applicable Property Contribution Date to the extent incurred in the ordinary course of business accruing after the Property Contribution Date; (c) expenses related to the Property as of the applicable Property Contribution Date to the extent incurred in the ordinary course of business accruing after the applicable Property Contribution Date; and (d) all liabilities and obligations of Inland related to the Property accruing after the applicable Property Contribution Date under any written agreement (including the Contracts, Leases and Permits), warranty or commitment by which Inland is bound with respect to the Property as of the Property Contribution Date and which is assigned and contributed to the Company.

3.         Contribution Consideration and Conditions. Inland and the Company agree that all items of income and expense relating to the Properties will be prorated as of the applicable Property Contribution Date, with Inland benefited or liable, as applicable, to the extent such items relate to any time period up to but not including the Property Contribution Date, and the Company benefited or liable, as applicable, to the extent such items relate to periods on and subsequent to the Property Contribution Date.  The method of calculating such prorations for each of the Properties shall be made in accordance with the Proration Agreement in the form of Exhibit B attached hereto (the “Proration Agreement”).  Inland and the Company agree to furnish to each other and to NYSTRS such documents and other records as each party reasonably requests in order to confirm all adjustment and proration calculations made.  The net amount due and payable to either Inland or the Company, as the case may be, as a result of all such prorations may be reflected as an adjustment to any distributions to Inland under the Operating Agreement.  All prorations will be made as of 12:01 a.m. on the applicable Property Contribution Date and any item prorated hereunder on an estimated basis shall be reprorated once the final amounts are known, in accordance with the Proration Agreement.  Once the reprorations have been finally determined, either Inland shall pay the adjustment to the Company or the Company shall pay the adjustment to Inland, as applicable, as is required to take account of such reprorations.  Payments in connection with any such reproration shall be paid in cash and be due within thirty (30) days of demand.  All obligations under this paragraph shall survive the closing.

4.         Cash Adjustments.  The parties agree that the Agreed Net Value of the Properties (as defined in the Operating Agreement) shall be increased, as set forth on a Closing Statement prepared pursuant to the Proration Agreement prepared for each Property by the amount of the aggregate value of any cash or cash equivalents, including, without limitation, any deposits or bonds given by Inland (e.g. utility deposits, deposits or reserves with the any lender and/or landscaping bonds) or amounts in any of Inland accounts, that are transferred, directly or indirectly, to the Company (whether as part of the Inland Capital Contribution or otherwise) on the Property Contribution Date, exclusive of any amount attributable to net prorations as provided in Paragraph 3 above.

5.         Costs.  All documentary, transfer, excise, lender or similar fees and any other property transfer costs shall be paid by the Company.  Each party shall pay its own attorneys’ fees and all costs and expenses that relate solely to such party’s investment in the Company.  NYSTRS shall pay its own due diligence costs associated with the transactions contemplated hereunder.

6.         Conditions to Contribution.  Each Property shall be contributed to the Company at such time as each condition described in this Section 6 hereof have been fulfilled (or, as the case may be, waived by any party expressly entitled to waive said condition) as to such Property; provided, however, that the Members and the Company agree that the initial contribution of Properties shall be made to the Company only when the conditions for the contribution of a Property shall be fulfilled (or, as described above, duly waived) as to no less than 4 of the Properties set forth on Exhibit A, at which time such Properties shall be simultaneously contributed to the Company.  Inland shall provide the Company with no less than 10 business days prior written notice of its intention to convey a Property or Properties to the Company.

(a)        Joint Conditions.  The obligations of the Members and the Company to effect the transactions contemplated herein with respect to any given Property are subject to the fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part solely by the unanimous written consent of both Members on behalf of the Company:

(i)         There shall have been obtained from the lender described on Exhibit A as to the Property to be contributed the Bank Approval in the form attached hereto as Exhibit E or such other form as may be approved by NYSTRS and Inland in Section 11 hereof.

(ii)        No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

(iii)       The Initial Annual Plan (consisting of the 2004 stub period budget and the preliminary Annual Plan for 2005 as defined in the Operating Agreement) has been approved by NYSTRS with respect to the Property being contributed on that particular Property Contribution Date, and NYSTRS has confirmed to its satisfaction that the Property has been operated in a manner which is materially consistent with the 2004 stub period budget for the period from the beginning date of the stub period budget through the Property Contribution Date.  Inland shall cooperate with NYSTRS in promptly preparing an Initial Annual Plan for each Property and submitting the same for NYSTRS’ approval.

(b)        Inland Conditions.  The obligation of Inland to contribute any Property as contemplated by this Agreement is subject to the fulfillment of all of the following conditions precedent with respect to said Property, any or all of which may be waived in whole or in part solely by Inland:

(i)         The Company shall have received and have provided Inland with written evidence of the NYSTRS Initial Capital Contribution with respect to said Property (which may be made concurrently with the contribution of the Property to the Company) as provided for in Section 5.1 of the Operating Agreement.

(ii)        NYSTRS shall have fulfilled all of its respective duties and obligations required to be fulfilled under the Operating Agreement, and any other documents contemplated therein or hereby on or prior to the Property Contribution Date.

(c)        NYSTRS Conditions.  The obligation of the NYSTRS to make its Initial Capital Contribution with respect to any given Property as contemplated hereunder and under the Operating Agreement is subject to the fulfillment of all of the following conditions precedent with respect to said Property, any or all of which may be waived in whole or in part solely by NYSTRS, it being agreed that the contribution of said Property shall not occur unless and until said conditions are so satisfied or waived:

The Company and Inland shall have fulfilled all of their respective duties and obligations required to be fulfilled under the Operating Agreement and this Agreement, and any other documents contemplated therein or hereby on or prior to the Property Contribution Date.

There shall have been obtained from the tenants located at the Property to be contributed the executed Approved Estoppel Certificates or such other form of estoppel certificate as described in Section 11 hereof.

Between the date hereof and the Property Contribution Date of any Property, there shall have been no material adverse changes in any of the following (each, a “Property MAC”):  (x) the economic, physical or environmental condition of said Property (including, for these purposes, any casualty damage of which the cost to restore, when aggregated with the casualty damage to any other Properties which have been previously been contributed to the Company, is reasonably estimated to exceed $250,000, exclusive of the upgrades to be made to the Woodfield Commons Property described in Section 6(d) hereof) and the repairs to the flooring in the Ace Hardware store located at the Thatcher Woods Property, or (y) any casualty damage or pending or threatened eminent domain proceedings with respect to said Property which would entitle any “major” tenant (as described in Section 11 hereof) of the Property the right to terminate its lease or abate its rent, or (z) any material adverse change in the economic condition of any “major” tenants of the Property (as described in Schedule 11).

Each representation and warranty of Inland contained in this Agreement shall be true and correct at and as of the Property Contribution Date as though such representation and warranty were made again with respect to the Property to be contributed at and as of the Property Contribution Date.

(v)        Stewart Title Company (“Stewart”) has confirm that it is prepared to issue to the Company a policy of title insurance for the Property containing each of the endorsements listed on Schedule 7(b)-1.

(vi)       Inland has delivered to NYSTRS copies of the executed REIT Agreements consistent with the provisions of Section 13.5(c) of the Operating Agreement.

(vii)      With respect to the contribution of the Mill Creek Property only, the loan assumption agreement or other document delivered by the lender in connection with the assumption of the loan shall eliminate any cross-default provisions in the Mill Creek mortgage loan documents related to loan defaults with respect to other properties which are not to be acquired by the Company.

(d)        Woodfield Commons.

(i)         Inland has provided to NYSTRS information regarding façade upgrades which have been determined by Inland to be necessary with respect to the Woodfield Commons Property.  The parties have agreed that the façade upgrades shall not be considered a Property MAC for purpose of the contribution of Woodfield Commons to the Company.  The parties agree that all costs and expenses associated with the façade repair shall be borne by the Company, subject to the inclusion of the costs of such upgrades in the Initial Annual Plan for Woodfield Commons and approval of such plan by NYSTRS in accordance with Section 6(a)(iii) hereof.

(ii)        Inland agrees that prior to the contribution of the Woodfield Commons Property to the Company, Inland shall cause the previously disclosed mold in the sprinkler riser room and in the space occupied by Enterprise Car Rental (“Enterprise”), which are both in the Woodfield Common East location, to be remediated in accordance with current industry standards.  Such remediation shall be completed at Inland’s cost and expense, provided, however, that Enterprise is obligated pursuant to its lease for the cost of such remediation, and Inland shall be entitled to be reimbursed for its cost and expense to the extent thereafter paid by Enterprise.  Inland will provide NYSTRS with a copy of the close-out report obtained from the contractor who performs the remediation prior to contribution of the Woodfield Commons Property.

(e)        Thatcher Woods.  Inland has provided NYSTRS information regarding certain areas of the floor in the space occupied by Ace Hardware where the tiles are not adhering to the floor, the exact cause of which is still being determined.  The parties agree that this matter shall not be considered a Property MAC for purposes of the contribution of Thatcher Woods to the Company.  The parties further acknowledge and agree that $30,000 will be allocated in the Company’s budget for the Thatcher Woods Property to complete commercially reasonable repairs to the floor and tile; provided, however, that in the event that the cost of such commercially reasonable repairs are in excess of $30,000, Inland shall reimburse the Company for such excess amounts.

Title.

Title to the Real Property shall be transferred and conveyed to the applicable Subsidiary as designated by the Company on the applicable Property Contribution Date free and clear of all liens, claims, encumbrances or defects, other than the Permitted Exceptions (as defined below) and the Assumed Liabilities applicable to the Property being contributed.

Inland shall cause to be provided to the Subsidiary to which title to any Property is being conveyed on the applicable Property Contribution Date an ALTA 1970 Form B extended coverage Owner’s policy of title insurance (“Title Policies”) issued by Stewart Title Company (“Stewart”), showing title to the Real Property vested in the applicable Subsidiary with liability in such portion of the Net Agreed Value attributable to the Property being conveyed, containing the endorsements listed on Schedule 7(b)-1 attached hereto, and subject only to lien of real property taxes not yet due and payable and other matters set forth on Schedule 7(b)-2 attached hereto (collectively, “Permitted Exceptions”), along with a copy of the ALTA plat of survey in Inland’s possession up-dated within 6 months prior to the Property Contribution Date.  Company shall pay all title insurance premiums, endorsements, surveyor and related charges for the issuance of the Title Policy.   If Inland, after providing to Stewart such information as Stewart shall reasonably request for purposes of issuing the endorsements listed on Schedule 7(b)-1, cannot deliver an endorsement because Stewart Title is unwilling or unable to issue the same, Inland shall not be liable to the Company or NYSTRS for such failure, and the NYSTRS, at its election, shall determine whether to waive the requirement for the delivery of the endorsement hereunder.

Title to the Leases, the Rights, the Permits, the Contracts and the General Intangibles shall be transferred and conveyed to the designated Subsidiary on the Property Contribution Date free and clear of all liens, claims, encumbrances or defects, other than the Permitted Exceptions and the Assumed Liabilities.

Representations and Warranties.  Inland makes the following representations and warranties to Company:

Except as set forth in Schedule 8(a), no consent from or notice to any federal, state or local court or federal, state or local government bureau, department, commission or agency, or any other person or entity whether or not governmental in character, is required to permit Inland to execute, deliver and perform this Agreement and convey the Properties to the Company, other than consents which have already been obtained or will be obtained prior to any Property Contribution Date.

Inland is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Inland has not alienated, encumbered (other than Permitted Exceptions), transferred, optioned, leased (other than pursuant to the Leases), assigned, transferred or otherwise conveyed its interest or any portion of its interest in the Properties or any portion thereof, nor has Inland entered into any agreement (other than this Agreement) so to do.

Inland has the requisite power and authority to own and operate the Properties.  The execution, delivery and performance of this Agreement by Inland has been duly authorized by all necessary action and proceedings, and no further corporate action or authorization will be necessary on the part of Inland in order to consummate the transactions contemplated herein.

This Agreement constitutes the legal, valid and binding obligation of Inland enforceable against Inland in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.  Neither this Agreement nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Inland is a party or by which Inland is bound.

Except as expressly disclosed and described in the “Environmental Reports”, listed on Schedule 8(e) or as otherwise disclosed on Schedule 8(e), to Inland’s knowledge: (i) the Real Property is not in violation, nor has it been or is it currently under, investigation for violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker health and safety, or to the environmental conditions in, at, on, under or about the Real Property (“Environmental Law”) including, but not limited to, soil and groundwater conditions; the Real Property has not been subject to a deposit of any Hazardous Substance (as defined in Exhibit C hereto); (ii) neither Inland nor any third party has used, generated, manufactured, stored or disposed in, at, on, under or about the Real Property or transported to or from the Real Property any Hazardous Substance; (iii) there has been no discharge, migration or release of any Hazardous Substance from, into, on, under or about the Real Property; and (iv) there is not now, nor has there ever been on or in the Real Property underground storage tanks or surface impoundments, any asbestos-containing materials or any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment, and (v) there is not now any phenolic foam located on the roof of any Property, and if there has ever been any phenolic foam on any roof, it has been removed.

Except as set forth on Schedule 8(f), there is no pending suit, action or arbitration, or legal, administrative, or other proceeding or governmental investigation, formal or informal, including but not limited to eminent domain or condemnation proceeding, proceeding to establish a new assessment district or increase the assessments imposed by an existing assessment district, or zoning change proceeding, pending or threatened in writing, or any judgment, moratorium or other government policy or practice which affects any of the Properties.

Except as set forth on Schedule 8(g), there are no lawsuits, claims, suits, proceedings or investigations pending or, to the best of Inland’s knowledge, threatened against or affecting Inland or any of the Properties which have not been tendered to and accepted for defense by insurance carriers (whether under a reservation of rights or otherwise), nor, to Inland's actual knowledge, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which any Inland is the plaintiff or claimant and which relate to any of the Properties.  There is no action, suit or proceeding pending or, to the best of Inland’s knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

Except for the Contracts and Permits and as Inland has disclosed in writing to Company, and except with respect to the Leases or any matter constituting one of the Permitted Exceptions, Inland has made no material written commitments or representations to, or understandings or agreements with, any person, firm or entity, any adjoining property owner or any governmental, or quasi governmental authority which would in any way be binding on Company and, after the Property Contribution Date, Inland shall not make or enter into any such material commitment, representations, understandings or agreements without Company’s written consent or agreement.

Except for the Leases, the Contracts, the Permits, and the Permitted Exceptions, there are no contracts or agreements with respect to the occupancy of the Properties which will be binding on the Company or the Properties after the Property Contribution Date.  Schedule 1(c) contains a true and correct list and description of the Leases respecting the Properties.  Subject to the Permitted Exceptions, Inland owns, free and clear of any lien, claim or encumbrance, and has full right, power and authority to transfer and assign, the Leases.  Inland is currently the landlord under each lease, and Inland has not sold, assigned, or otherwise conveyed any of its right, title or interest in, to or under the Leases.  Except as set forth on Schedule 1(c) (i) Inland has not sent any notices of default to any other party to any Lease, (ii) each Lease is in full force and effect in accordance with its terms, (iii) to Inland’s knowledge, no material default on the part of either party to any of the Leases has occurred and is continuing and no event has occurred and is continuing which, with the giving of notice or passage of time, or both, would constitute a so-called “event of default” by either party or conditional limitation under a Lease and (iv) to Inland’s knowledge, no tenant under any Lease has any right of offset or counterclaim arising thereunder or otherwise against Inland, its successors or any of the Properties.  True, correct and complete copies of all Leases have been delivered to NYSTRS and to the Company.  No Lease has been amended except as evidenced by amendments similarly delivered to Company.  The Leases constitute the entire agreement between Inland and the other parties thereto with respect to occupancy of the Properties.  The rent rolls (the “Rent Rolls”) attached hereto as Schedule 8(i) have been prepared in the ordinary course of Inland’s business, and Inland has no knowledge of any material inaccuracies therein.  All leasing commissions accruing on or before the Property Contribution Date have been paid or will be paid by Inland, at its sole cost and expense, in the ordinary course of business.

Schedule 8(j) hereto contains a true, accurate and complete listing of all Contracts, other than Leases, binding on and/or benefiting the Properties, or Inland. Except for the Permitted Exceptions and subject to the Assumed Liabilities, Inland owns, free and clear of any lien, claim or encumbrance, and has full right, power and authority to transfer and assign, all Contracts, to the extent the Contracts are assignable.   Inland has not sold, assigned, or otherwise conveyed any of its right, title or interest in, to or under the Contracts.   Inland has not received any written notice of a default on the part of any party to the Contracts.  Except as set forth on Schedule 8(j), (i) Inland has not sent any notices of default to any other party to any Contract, (ii) each Contract is in full force and effect in accordance with its terms and (iii) to Inland’s knowledge, no material default on the part of either party to any of the Contracts, including a default arising as a result of the convey of the Properties as contemplated hereunder, has occurred and is continuing and no event has occurred and is continuing which, with the giving of notice or passage of time, or both, would constitute a so-called “event of default” by either party or conditional limitation under a Contract.

Schedule 8(k) identifies the Assumed Liabilities with respect to each Property that the Company will be assuming or taking subject to at the Property Contribution Date.  The outstanding balance of principal and (if any) accrued and unpaid interest with respect to the Assumed Liabilities as of July 1, 2004 is set forth on Schedule 8(k), with the amount identified separately for each Property. With the exception of any documents required to be executed in connection with the Company’s assumption of the Assumed Liabilities, all of the documents evidencing or securing the Assumed Liabilities, and any amendments, supplements or modifications thereto, are listed on Schedule 8(k) attached hereto (“Assumed Debt Documents”).  Inland has delivered to the Company true and complete copies of all Assumed Debt Documents.  Inland has not given to, or to Inland’s knowledge received from, any party to the Assumed Loan Documents any written notice of any default that has not been cured.

As used in Section 8(a) through (k) above, the term “Inland” shall mean, when appropriate, the Inland affiliated entity which owns fee simple title to the Property for which the representation and warranty applies.

On each Property Contribution Date, Inland shall furnish the Company with a certificate (i) stating that each representation and warranty of Inland in this Agreement remains true and correct as of said Property Closing Date, and re‑making each representation and warranty at and as of said date, or (ii) identifying any changes to said representations and warranties arising as a result of matters occurring between the date hereof and said Property Closing Date.

Inland’s representations, warranties and indemnities shall survive for a period of nine (9) months following the Property Contribution Date; provided, however, that if a claim is made hereunder within such survival period, the period shall continue until the claim is resolved.  The Company shall not be entitled to recover any Damages against Inland or its Affiliates for a breach of this Agreement until the aggregate amount which the Company would recover exceeds $200,000.  In addition, the Company shall not be entitled to recover against, and in no event shall the liability of Inland or its Affiliates for any Damages for a breach of this Agreement in an aggregate amount exceeding $4,875,340; provided, however, that there shall be no limit of liability of Inland for Damages hereunder resulting from a willful or intentional breach of any representation, warranty or covenant set forth in this Agreement.

For purposes of this Agreement, the term “Damages” shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any claim; provided, however, in no event shall Damages include any amounts which represent special, consequential or punitive damages, or arising from loss of profits or opportunity.

Company’s Representations.

Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action and proceedings, and no further corporate action or authorization will be necessary on the part of Company in order to consummate the transactions contemplated herein.

This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.   Neither this Agreement nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Company is a party or by which Company is bound.

Conveyance Instruments. In connection with the conveyance of any Property by Inland pursuant to this Agreement, Inland and the Subsidiaries shall execute or cause to be executed such instruments, dated as of the Property Contribution Date, substantially in the form of Exhibits D-1 through D-5 (collectively, the “Instruments”), as are necessary to give effect to each of the conveyances contemplated herein, including without limitation, a special warranty deed as to the Real Property, an assignment and assumption of leases, an assignment and assumption of contracts and an assignment of rights and permits, including the Rights and Permits.

Lender Approvals and Estoppels.

Inland has delivered, or promptly following the date hereof, shall deliver to the lenders described on Exhibit A the form of the lender approval attached hereto as Exhibit E and made a part hereof (the “Bank Approval”). Inland shall use commercially reasonable efforts to obtain the Bank Approval from the applicable lender for each Property; provided, however, if any lender will not execute the Bank Approval in the form attached hereto as Exhibit E, Inland and NYSTRS will cooperate in good faith to negotiate a form of Bank Approval that is acceptable to Inland, NYSTRS and the applicable lender; provided that if Inland has used commercially reasonable efforts to attempt to obtain the Bank Approval, Inland shall not be liable hereunder for any failure to obtain same.  Inland shall not be required to pay any amounts to any lender to obtain the lender’s execution of the Bank Approval, and the Company shall pay any assumption fees or charges contemplated under the loan documents to obtain the Bank Approval. Inland shall promptly deliver to the Company any Bank Approvals or other form of lender consent that it receives, with a copy to NYSTRS.

Inland shall obtain and deliver on or prior to the Property Contribution Date applicable to any Property tenant estoppel certificates from the “major” tenants identified on Schedule 11 attached hereto and made apart hereof, and shall obtain and deliver tenant estoppel certificates from no less than tenants occupying 80% of the remaining square footage at each of the Properties.  Each such tenant estoppel certificate shall be in the form of Exhibit F attached hereto or in the form of estoppel certificate required under such tenant’s lease.  Inland shall send the completed estoppel certificates to NYSTRS for its approval, which approval NYSTRS will use its reasonable efforts to provide within 5 business days.  Inland may deliver the Estoppel Certificates to the tenants prior to the time that they are approved by NYSTRS; provided, however, if NYSTRS reasonably requires modifications to the information inserted by Inland in any Estoppel Certificate, Inland agrees to modify the Estoppel Certificate and resubmit the same to the tenant.  The forms of the fully prepared Estoppel Certificates as approved by NYSTRS are sometime referred to herein as the “Approved Estoppels Certificates.”  Inland shall send the Approved Estoppels Certificates to all tenants and shall use commercially reasonable efforts to obtain the Approved Estoppel Certificates from all tenants, provided that Inland shall not be required to pay any amounts to said tenants or initiate litigation against said tenants in order to obtain said Approved Estoppel Certificates.  Inland shall promptly deliver to the Company any Approved Estoppel Certificates or estoppel certificates in any other format that it receives, and deliver copies of the same to NYSTRS. Estoppel Certificates, as executed and delivered by the tenants, shall contain only immaterial exceptions, qualifications or modifications thereto. For purposes of the foregoing, an exception, qualification or modification shall be deemed to be “immaterial” if such exception, qualification or modification does not (i) dispute the enforceability of the Lease in question, (ii) disclose a material monetary or substantial non-monetary default under the Lease, (iii) assert a term or condition not contained in the copy of the Lease delivered to NYSTRS (or otherwise disclosed to NYSTRS), which term or condition materially adversely affects the economic provisions of the Lease; or (iv) contain information which is materially inconsistent with the Rent Rolls or with any representation made by Inland in this Agreement.

Inland shall use commercially reasonable efforts to deliver on or prior to the Property Contribution Date applicable to any Property estoppel certificates to be completed by the parties to any reciprocal easement agreements applicable to any Property.  The estoppel certificates (the “REA Estoppels”) shall be in the form attached here to Exhibit G.  Notwithstanding the delivery of the form of REA Estoppels as provided herein, Inland shall have no obligation to obtain the executed REA Estoppels from the parties thereto; provided, however if the REA Estoppel is not received on the Property Contribution Date, Inland shall deliver an estoppel certificate to the Company on the Property Contribution Date substantially in the form attached as Exhibit G.

Termination.

This Agreement and the transactions contemplated hereby may be terminated (i) in their entirety at the election of either Inland or NYSTRS, upon written notice to the other party, if the contribution of at least 4 of the Properties has not been completed on or before December 31, 2004; and (ii) as to any given Property, at the election of either Inland or NYSTRS, upon written notice to the other party, if the contribution of said Property has not been completed on or before December 31, 2004.

This Agreement and the transaction contemplated hereby may be terminated as to any Property at the election of NYSTRS, if there has been a Property MAC.  If the Agreement is not so terminated, then, if applicable, Inland shall assign to the Company all insurance or condemnation proceeds (or claims with respect thereto) relating to the Property in question and the Company shall receive a closing credit in the amount of the deductible under any applicable insurance policy.

If this Agreement is terminated pursuant to Section 12(a), this Agreement shall thereafter become void and have no further force and effect and all further obligations of the parties under this Agreement shall terminate (either in its entirety, if the Agreement has been terminated in its entirety, or as to each Property with respect to which the Agreement has been terminated, if this Agreement has been terminated in part) without further liability of any party hereto to the other in connection therewith; provided however, the termination of this Agreement (in whole or in part) pursuant to Section 12(a) shall not constitute a waiver by any party of any claim it may have for damages caused by reason or, or relieve any party for liability for, any breach of this Agreement.

If this Agreement is terminated as to any Property pursuant to Section 12(b), this Agreement shall thereafter become void and have no further force and effect with respect to the Property for which this Agreement is being terminated, and all further obligations of the parties under this Agreement with respect to such Property shall terminate without further liability of any party hereto to the other.

Bulk Sales.  Inland has requested and Company and NYSTRS have agreed that it shall not be a condition to closing that Inland obtain a release of the Company from the applicable governmental authorities under the provisions of state and local laws relating to the bulk sales of real property or to the sale of a substantial portion of a business.  In consideration therefore, Inland agrees to reimburse the Company on demand for any state or local tax liability or other payments that the Company is obligated to make to any governmental authority as a result of the failure to comply with the safe harbor provisions of said laws, including any failure to obtain a release of the Company by the applicable governmental authorities with respect to any such liability.

Notices. All notices and demands which any party hereto is required or desires to give shall be given in accordance with Section 16.1 of the Operating Agreement.

Governing Law.  This Agreement and the Instruments are to be governed by and construed in accordance with the laws of the State of Illinois notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary.

Headings; Capitalized Terms.  Headings used in this Agreement are for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision thereof.  Capitalized terms not defined herein shall have the meanings set forth in the Operating Agreement.

Amendment.  This Agreement may be amended or modified only in a writing signed by each of the parties hereto.

Gender.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.  The term “including” shall mean “including, but not limited to.”

Time of the Essence.  Time shall be of the essence as to all dates and times of performance whether contained herein or in any Instrument executed pursuant hereto.

Severability.  The provisions of this Agreement are independent of and separable from each other, and no provisions shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Delivery of Possession; Operation Prior to Closing.  Possession of each Property, subject only to Permitted Exceptions, the Assumed Liabilities and the Leases, shall be delivered to the Company on the applicable Property Contribution Date.  Between the date hereof and the applicable Property Closing Date, Inland shall continue to operate each Property in the same manner in which said Property is currently being operated.

Successors and Assigns.  This Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

Waiver.  A party may, at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party.  No waiver shall reduce the rights and remedies of such party by reason of any breach of any other party.  No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Third Party Beneficiaries/Parties in Interest.  This Agreement has been made solely for the benefit of the parties to the Agreement, and their respective successors and permitted assigns.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

Remedies.  Inland acknowledges that pursuant to the Operating Agreement, NYSTRS, acting alone on behalf of Company, shall have the right to exercise Company’s rights and remedies, at law, in equity, or under this Agreement, in the event of a breach of this Agreement by Inland.  No waiver, settlement or relinquishment of any right or claim that Company may have under this Agreement in the event of a breach by Inland of this Agreement shall be effective except by means of a written instrument executed by NYSTRS.

Prevailing Party.  If any party shall commence any action against the other in order to enforce any provision of this Agreement or to recover damages as the result of the breach of any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover all reasonable costs (including reasonable attorney’s fees and paralegal’s fees) incurred in connection therewith against the party who has breached this Agreement.  Notwithstanding a settlement or other resolution of any such action without the issuance of a definitive ruling by a court, including, but not limited to, any agreement by the parties that such settlement is not an admission of liability by either party, no such settlement or resolution shall constitute a waiver of this Section, and each party acknowledges and agrees that it shall be entitled to petition the court for a determination that it is the prevailing party and entitled to recovery of its reasonable costs hereunder.

Personal Jurisdiction.  The Company and each Member hereby irrevocably consent to the jurisdiction of the United States District Court for the District of Delaware for purposes of any litigation among or between the Company and the Members concerning the Company or this Agreement.  In any such proceeding, the Company and each Member shall be deemed to have waived its right to a trial by jury.  The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or arguments.  Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such person by regular or certified mail to the address of such person set forth herein or to any subsequent address to which notices shall be sent.

(Signatures continue on next page)

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first written above.

COMPANY:	INLAND:

IN RETAIL FUND, L.L.C., a Delaware limited liability company

By:       IN RETAIL MANAGER, L.L.C.,
            a Delaware limited liability company,
            Manager

            By:       Inland Real Estate Corporation,
                        a Maryland corporation, Manager

                          /s/ Mark E. Zalatoris_____
                        Name:_Mark E. Zalatoris______
                        Title:    Executive Vice President

INLAND REAL ESTATE CORPORATION, a Maryland corporation By: /s/ Mark E. Zalatoris__ Name:_Mark E. Zalatoris__________ Title: Executive Vice President

NYSTRS:

The New York State Teachers’ Retirement System

By:_/s/ Rosemarie C. Hewig____________

Its: _Assistant General Counsel__________

By:_/s/ Terri A. Pandolfi_______________

Its: _Assistant Real Estate Officer________